Larry Kristof
President CEO
Mantra Venture Group Ltd.
1205 - 207 West Hastings St
Vancouver BC V6B 1H7
Office: 604.609.2898
Facsimile: 604.609.2878
Website: http://www.mantraenergy.com
Email: lkristof@mantraenergy.com

CONSULTING AGREEMENT between Mantra Venture Group and ECON Corporate Services, Inc. (ECON), www.investorideas.com and/or related Greentech sector portals within Investorideas.com

2008 AGREEMENT

Effective date on the 15th day of June 2008 by Mantra Venture Group, a corporation with an office located in Vancouver (the "Company") and ECON Corporate Services, Inc. and www.investorideas.com a PRIVATE corporation (the "Consultant"), with offices in Delta B.C. and Point Roberts WA respectively.

Featured Greentech Company Services:

About Our Green Investor Portals:

www.RenewableEnergyStocks.com® is one of several green investor portals within Investorideas.com and provides investors with stock news, exclusive articles and financial columnists, audio interviews, investor conferences, Blogs, and a directory of global stocks within the renewable energy, clean- tech sector.

Other green investor portals owned and within Investorideas.com
www.greentechinvestor.com, www.environmentstocks.com, www.fuelcellcarnews.com, www.water-stocks.com

Showcase:

Develop corporate pages on our site to include your news, management profile, corporate profile, regulatory links and other pertinent corporate information including audio and video and Flash Media Corporate Presentations on the home page of the Investorideas.com™ Hub and your sector(s) portal home page as well as the stock directory page for your sector(s). **Our newest feature for listed sponsor companies: we will also create an audio intro button on our home page** (Investorideas.com™) for investors to hear a short summary description of what you do to incite them to read and learn more about you! The Flash Media Corporate Presentations will showcase your company in audio and a flash Power Point Presentation that will allow investors to learn about your company in an easy to follow media format.

Added bonus- Stock symbol ad on home page of Greentechinvestor.com

Consultant recognizes and confirms that some of the information to be provided by the Company is non-public, confidential or proprietary in nature. Consultant hereby agrees that such information will be kept confidential and will not, without the prior consent of the Company, be disclosed by them, their agents or employees, except as otherwise required by law.

Before release of any information by the Consultant referring to the Company or which uses the Company's name in a manner that may result in public dissemination thereof, Consultant shall furnish copies of all documents (including any digital or "streaming" transmissions) presentations, or prepared oral statements to the Company.

The consultant and the company may agree to enter into a separate finders/consultant agreement for introductions and leads resulting in investment, funding, acquisitions or strategic business relationships, not included within the terms of this agreement.

TERM

The term of this Agreement shall commence on June 15, 2008 for one year with an option to renew. Both parties have the right to terminate this agreement based on 30 days written notice following a minimum program of 4 months service.

COMPENSATION

In full consideration and compensation for the consulting services to be rendered to the Company by the Consultant, the Consultant shall be remunerated as follows:

1. The Company shall pay ECON, a fee of US $2000 per month for the services rendered by ECON on the Company's behalf. First month and last month (based on 30 days notice) are due upon signing of agreement.

2. In addition to the fees set out above, the Company shall forthwith request the Client to grant shares, to the Consultant, under the following terms and conditions: 150,000 shares over the 12 months of the contract (issued quarterly with the first quarter issued upon signing of this agreement)

3. Consultant agrees to disclose its compensation in disclaimer as required by U.S., Canadian, and "Blue Sky" Securities Laws or as mandated by any forum in which the Company's Securities are traded.

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In the event, 3rd Party Collection becomes necessary, the signee is responsible for all reasonable attorney and collection fees, up to and including litigation.

EXPENSES

The first portal release, introducing your company as a featured company on our portal to a newswire, is no charge. If the company requests inclusion in additional releases, the company agrees to pay wire costs accordingly.

COMPANY'S OBLIGATIONS

The Company shall make best efforts to comply with all REGULATORY disclosure and regulatory policies.

The Company shall make available to the Consultant all information concerning the business, assets, operations and financial condition of the Company, which the Consultant reasonably requests in connection with the performance of its obligations.

The Consultant may rely on the accuracy of all such information without independent verification.

The Company shall provide the personnel and materials necessary to prepare and send information to investors and brokers as required by the Consultant.

CONSULTANT'S OBLIGATIONS

The Consultant warrants that it has all the applicable licenses and qualifications to do business in the United States and Canada. The Consultant agrees to comply with all Laws and regulations of the United States of America and of the specific states and Canada and provinces regarding all of its activities in representing the Company, including but not limited to, general public relations activities, advertising, and communications with stockholders, investors and consumers. The Consultant agrees to comply with all disclosure laws, regulations and opinions enforced by the Securities and Exchange Commission, any other applicable Federal, state, or provincial agency, self-regulatory organization, or any forum in which the Company's Securities are traded. ECON complies with all disclosure laws on its disclaimer at http://www.investorideas.com/About/Disclaimer.asp

CONFIDENTIALITY

The Consultant hereby agrees to maintain in the strictest confidence all such information provided to it by the Company, provided that the Company, as confidential information, first identifies such information. ECON agrees to sign a separate confidentiality agreement at the Company's request.

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INDEMNIFICATION

The Company shall indemnify and hold harmless the Consultant against any and all loss, liability, damage, cost or expense arising out of any claim or lawsuit, actual or threatened, which the Consultant may suffer, sustain or become subject to, as a result of, or in connection with, the performance of their obligations under this Agreement, except for any loss, liability or expense which is suffered as the result of, or in connection with, the Consultant's willful misconduct, or reckless or grossly negligent conduct, provided that the Consultant shall give prompt written notice to, and shall cooperate with and render assistance to, the Company regarding any such claim or lawsuit, and provided further the Company shall have the option to undertake and conduct the defense of any such claim or law suit.

Consultant agrees to indemnify and hold harmless the Company from any and all loss, liability, damages, cost or expense arising out of any claim or lawsuit, actual or threatened, which the Company may suffer, Sustain or become subject to, as a result of or in connection with Consultant's willful misconduct, reckless or grossly negligent conduct.

The Company shall make best efforts to comply with all REGULATORY disclosure and regulatory policies.

ASSIGNMENT

No interest of any party under this Agreement may be assigned or otherwise transferred except with the written consent of the other party.

ARBITRATION

Any controversy arising out of, connected to, or relating to any matters herein of the transactions with Consultant and Company (including officers, directors, affiliates, agents, promoters, advisers) on behalf of the undersigned, or this Agreement, or the breach thereof, including, but not limited to any claims of violations of Federal and/or State Securities Acts, Canadian or other foreign jurisdiction Securities laws, Banking Statutes, Consumer Protection Statutes, Environmental Statutes, Federal and/or State anti Racketeering (e.g. RICO) claims as well as any common law claims and any State Law claims of fraud, negligence, negligent misrepresentations, and/or conversion shall be settled by arbitration; and in accordance with this paragraph and judgment on the arbitrator's award may be entered in any court having jurisdiction thereof in accordance with the provisions of the State of Incorporation Law.

Please indicate acceptance of these terms by signing below where indicated and returning a copy to our office via fax at: 866 735 3518

ECON CORPORATE SERVICES	Mantra Venture Group Ltd.
INVESTORIDEAS.COM	
Ms. Dawn Van Zant, Director	Mr. Larry Kristof, President
Date: June 11/06 Effective 15/06	Date:

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Distribute and publish your news on the Renewable and Greentech News RSS feed carried on multiple sites with individual subscriber options:
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News is also featured on www.Greentechinvestor.com

*Investorideas.com has also agreed to provide green investor leads to the company's IR contact –Terry Johnston (300 per month upon receipt of payment each month) as well as forward any investor leads from the Investorideas.com request info that specifically request info on Mantra.

Initiate coverage on www.InvestorIdeas.com with an introductory portal news release announcing your company as a new "featured company" via a major wire service as well as to our data base and online distribution partners. This introductory release may or may not include and audio format at the discretion of the Company.

Inclusion of your company in all additional upcoming online investor forums relevant to your industry at a 15% discount http://www.investorideas.com/forums/.

Investorideas.com® monthly newsletter consists of company news, industry updates, investment research and developing trends. Your company updates will be included in the newsletter that is opt-in subscriber based only, sent to approximately 13000 subscribers (and growing daily) http://www.investorideas.com/Resources/Newsletter.asp